As filed with the Securities and Exchange Commission on November 1, 2017

Registration No. 333-181826

Registration No. 333-161703

Registration No. 333-134702

Registration No. 333-130886

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-181826

REGISTRATION STATEMENT NO. 333-161703

REGISTRATION STATEMENT NO. 333-134702

REGISTRATION STATEMENT NO. 333-130886

UNDER

THE SECURITIES ACT OF 1933

PACIFIC CONTINENTAL CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	93-1269184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 West 7th Avenue, Eugene, Oregon	97401
(Address of Principal Executive Office)	(Zip Code)

Amended and Restated 2006 Stock Option and Equity Compensation Plan

Amended 2006 Stock Option and Equity Compensation Plan

2006 Stock Option and Equity Compensation Plan

NWB Financial Corporation Employee Stock Option Plan and NWB Financial Corporation Director Stock Option Plan

(Full Title of the Plans)

Hadley S. Robbins

President and Chief Executive Officer

1301 “A” Street

Tacoma, Washington 98402-4200 Tel. (253) 305-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Patrick S. Brown

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Pacific Continental Corporation (the “Company”):

☐	File No. 333-181826, pertaining to the registration of 500,000 Common Shares, no par value per share, of the Company (the “Common Shares”), issuable under the Company’s Amended and Restated 2006 Stock Option and Equity Compensation Plan;

☐	File No. 333-161703, pertaining to the registration of 500,000 Common Shares issuable pursuant to the Company’s Amended 2006 Stock Option and Equity Compensation Plan;

☐	File No. 333-134702, pertaining to the registration of 500,000 Common Shares issuable pursuant to the Company’s 2006 Stock Option and Equity Compensation Plan;

☐	File No. 333-130886, pertaining to the registration of 219,599 Common Shares issuable pursuant to the NWB Financial Corporation Employee Stock Option Plan and NWB Financial Corporation Director Stock Option Plan.

On November 1, 2017, pursuant to the Agreement and Plan of Merger, dated as of January 9, 2017, by and between the Company, Columbia Banking System, Inc.(“Columbia”) and Coast Merger Sub, Inc., an Oregon corporation and a wholly owned subsidiary of Columbia (“Merger Sub”), Merger Sub merged with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”). Immediately following the First Merger and as a part of a single integrated transaction, the Surviving Corporation merged with and into Columbia (the “Subsequent Merger”), with Columbia as the surviving entity and as the successor in interest to the Company following the Subsequent Merger.

As a result of the First Merger and the Subsequent Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company hereby files this Post-Effective Amendment No. 1 to remove from registration all of the Common Shares registered but unsold under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on November 1, 2017.

COLUMBIA BANKING SYSTEM, INC. (as successor by merger to Pacific Continental Corporation)

By:	/s/ Kumi Y. Baruffi
Name:	Kumi Y. Baruffi
Title:	Executive Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.

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